As filed with the Securities and Exchange Commission on October 19, 2009

Registration No. 333-145513

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

Form S-3

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

LAWSON SOFTWARE, INC.

(Exact name of registrant as specified in its charter)

Delaware	20-3469219
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

380 St. Peter Street
St. Paul, Minnesota 55102
(651) 767-7000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Bruce McPheeters
Senior Vice President, General Counsel and Secretary
Lawson Software, Inc.
380 St. Peter Street
St. Paul, Minnesota 55102
(651) 707-7000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Jonathan B. Abram, Esq.
Dorsey & Whitney LLP
50 South Sixth Street, Suite 1500
Minneapolis, MN 55402
(612) 340-2600

Approximate date of commencement of proposed sale to the public:  Not applicable

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐

Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

DEREGISTRATION OF UNSOLD SECURITIES

Pursuant to a Registration Statement on Form S-3 (File No. 333-145513) (the “Registration Statement”) filed with the Securities and Exchange Commission (“SEC”) on August 16, 2007 by Lawson Software, Inc. (the “Company”) and declared effective upon filing with the SEC pursuant to Rule 462(e) under the Securities Act of 1933, as amended, the Company registered (i) $240,000,000 in aggregate principal amount of 2.50% Senior Convertible Notes due 2012 (the “Notes”) and (ii) Common Stock, par value $0.01 per share, issuable upon conversion of the Notes (together with the Notes, the “Securities”).  The Securities were registered to permit their resale by the selling securityholders named in the Registration Statement and the prospectus supplements thereto.

The Company is seeking to deregister all Securities that remain unsold under the Registration Statement as of the date hereof because the Company’s contractual obligation to maintain the effectiveness of the Registration Statement pursuant to a Registration Rights Agreement, dated as of April 23, 2007, between the Company and Lehman Brothers Inc. and Citigroup Global Markets Inc., as the Initial Purchasers, has terminated.  Accordingly, the Company is terminating all offerings of Securities pursuant to the Registration Statement.  In accordance with the undertakings made by the Company in Part II, Item 17 of the Registration Statement (pursuant to Item 512(a)(3) of Regulation S-K) to remove from registration by means of a post-effective amendment any securities of the Company that remain unsold at the termination of the offering, the Company is filing this Post-Effective Amendment No. 1 to the Registration Statement to remove from registration all Securities registered under the Registration Statement that remain unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereto duly authorized, in the City of St. Paul, State of Minnesota, on October 19, 2009.

LAWSON SOFTWARE, INC.

By:	/s/ ROBERT A. SCHRIESHEIM
Robert A. Schriesheim
Executive Vice President and Chief
Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to Registration Statement No. 333-145513 has been signed by the following persons in the capacities indicated on October 19, 2009.

	Signature	Title

	/s/ HARRY DEBES	President and Chief Executive Officer and
	Harry Debes	Director (principal executive officer)

	/s/ ROBERT A. SCHRIESHEIM	Executive Vice President and Chief Financial Officer and
	Robert A. Schriesheim	Director (principal financial officer)

	*	Director, Co-Chairman
H. Richard Lawson

	*	Director, Co-Chairman
Romesh Wadhwani

	*	Director
Steven Chang

	*	Director
David R. Hubers

	*	Director
Michael A. Rocca

	*	Director
Paul Wahl

	*	Director
Peter Gyenes

*By:	/s/ HARRY DEBES
Attorney-in-Fact